EXHIBIT 21.1

ELIZABETH ARDEN, INC.

Subsidiaries of the Registrant

Name	Country of Incorporation
Elizabeth Arden (Australia) Pty Ltd.	Australia
Elizabeth Arden Handels GmbH	Austria
Elizabeth Arden (Canada) Limited	Canada
Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading, Ltd.	China
Elizabeth Arden Trading (Shanghai) Company Limited	China
Elizabeth Arden (Denmark) ApS	Denmark
Elizabeth Arden (Italy) S.r.l.	Italy
Elizabeth Arden Japan KK	Japan
Elizabeth Arden Korea Yuhan Hoesa	Korea
Elizabeth Arden (Netherlands) Holding B.V.	Netherlands
Elizabeth Arden Trading B.V.	Netherlands
Elizabeth Arden (New Zealand) Limited	New Zealand
Elizabeth Arden (Norway) AS	Norway
Elizabeth Arden (Export), Inc.	Puerto Rico
Elizabeth Arden (Puerto Rico), Inc.	Puerto Rico
Elizabeth Arden (Singapore) PTE Ltd.	Singapore
Elizabeth Arden (South Africa)(Pty) Ltd.	South Africa
Elizabeth Arden España, S.L.	Spain
Elizabeth Arden (Sweden) AB	Sweden
Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland
Elizabeth Arden International S.a.r.l.	Switzerland
Elizabeth Arden (Zug) GmbH	Switzerland - Zug
Elizabeth Arden GmbH	Switzerland - Zug
Elizabeth Arden (UK) Ltd.	United Kingdom
DF Enterprises, Inc.	USA - Delaware
Elizabeth Arden (Financing), Inc.	USA - Delaware
Elizabeth Arden International Holding, Inc.	USA - Delaware
Elizabeth Arden Travel Retail, Inc.	USA - Delaware
FD Management, Inc.	USA - Delaware
RDEN Management, Inc.	USA - Delaware